Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. (***) INDICATES THAT INFORMATION HAS BEEN REDACTED.

THIRD AMENDMENT TO LEASE

I.PARTIES AND DATE.

This Third Amendment to Lease (“Amendment”) dated February 14, 2023, by and between OAK CANYON CREEK LLC, a Delaware limited liability company (“Landlord”), and INARI MEDICAL, INC., a Delaware corporation (“Tenant”).

II.RECITALS.

Landlord and Tenant are parties to that certain lease dated October 7, 2020, which lease was amended by First Amendment to Lease dated March 3, 2021 and Second Amendment to Lease dated July 16, 2021 (as amended, the "Lease") for space consisting of 120,604 rentable square feet known as Suite No. 100 (“Initial Premises”) in the building located at 6001 Oak Canyon, Irvine, California (“Building”).

Landlord and Tenant each desire to modify the Lease to add approximately 12,792 rentable square feet of warehouse storage space known as Suite No. 120 on the first floor of the Building (“Suite 120”), and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.

A.Suite 120. Effective as of February 1, 2023, Tenant shall lease Suite 120, as shown on
Exhibit A-1 attached to this Amendment, subject to all of the terms of the Lease except that:

"(i)the Term for Suite 120 shall commence on February 15, 2023 (“Commencement Date for Suite 120”) and shall terminate on February 29, 2028, plus such additional days as may be required to cause the Lease with respect to Suite 120 to expire on the final day of the calendar month (“Lease Term for Suite 120”);

(ii)the use of Suite 120 shall be for warehouse storage;

(iii)the Basic Rent for Suite 120 (inclusive of Tenant’s Share of Operating Expenses for Suite 120) shall be as follows:

Months of Term or Period for Suite 1	Monthly Rate Pe Rentable Square Foot o Suite 12	Monthly Basic Rent for Suite 12
2/15/23 – 2/29/	$1.40	$17,908.80
3/1/24 – 2/28/	$1.45	$18,548.40
3/1/25 – 2/28/	$1.50	$19,188.00
3/1/26 – 2/28/	$1.55	$19,827.60
3/1/27 – 2/29/	$1.60	$20,467.20

(iv)effective as of the Commencement Date for Suite 120 and continuing through the last day of the Lease Term for Suite 120, Tenant shall be provided 2 additional parking spaces in connection with its leasing of Suite 120;

(v)following the full execution of this Amendment, Tenant shall be permitted to enter Suite 120 on and after January 15, 2023 in order that it may install its racking and equipment. Tenant’s access to Suite 120 prior to the Commencement Date for Suite 120 shall be subject to all of the terms and obligations of the Lease, including the indemnity provisions therein, except that Tenant shall not be required to pay Basic Rent for Suite 120 during such period prior to the Commencement Date for Suite 120;

(vi)Tenant shall take possession of Suite 120 in its existing condition (i.e., “as-is”), and Tenant waives any right or claim against Landlord arising out of the condition of Suite 120;

(vii)Tenant shall be allowed to install racking and chain-link fencing and to create two (2) openings between the Initial Premises and Suite 120 pursuant to the terms set forth in Section 7.3 of the Lease, Alterations;

(viii)Tenant shall reimburse Landlord in the amount of $20,000.00 for the cost to relocate the products and racks that were formerly located in Suite 120, as well as the costs associated with making adjustments to the existing security system in Suite 120;

(ix)Tenant shall be solely responsible for its pro rata share of the interior electricity for Suite 120, which shall be billed in arrears by Landlord based upon the separate Satec meter servicing both Suite 120 and the adjacent Suite 150 in the Building;

(x)During the Lease Term for Suite 120, the Premises shall consist of the Initial Premises and Suite 120. For the avoidance of doubt, the (***) Co-Terminous Option (defined below) shall not apply to Suite 120.

B.Right(s) to Extend. The third paragraph of Section 2 of Exhibit G to the Lease is hereby deleted in its entirety, and the following is substituted in its place:

“Within 30 days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or Tenant more closely reflects the fair market rental rate for the 60-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables (and for purposes of this Section, “rental comparables” shall mean research and development spaces only, which are generally comprised of approximately 75% office space and approximately 25% warehouse space) for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space owned by Landlord in the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for market tenant improvement allowances or brokerage commissions in making its determination of the fair market rental rate. In addition, for the avoidance of doubt, the appraiser’s determination of the fair market rental rate shall not take into account the value of improvements paid for solely by Tenant related to the lab attributes of Tenant’s build- out or to the clean room. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. Each party shall be responsible for the fees of its own appraiser.”

C.Additional Right to Extend. In the event a new lease (“New (***) Lease”) is executed between Landlord or any affiliate of Landlord for space (***), then provided that no Default has occurred under any provision of the Lease, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant (or a transferee pursuant to a Permitted Transfer) is occupying at least 75% of the Floor Area of the Premises and has not assigned any of its interest in this Lease or sublet more than 25% of the Floor Area of the Premises (other than in connection with a Permitted Transfer), then Tenant may extend the Term of the Lease as to the Premises (the “(***) Co-Terminous Option”) to be coterminous with the term with respect to the New (***) Lease (the “(***) Co-Terminous Option Term”). Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 12 months or more than 15 months prior to the Expiration Date, Tenant's written notice of its intent to extend (the “Tenant’s First Intent Notice”). The Basic Rent payable with respect to the Premises during (***) Co-Terminous Option Term shall be determined as provided in the following provisions.

Following Tenant’s delivery of Tenant’s First Intent Notice, if Landlord and Tenant have not by then been able to agree upon the Basic Rent for the (***) Co-Terminous Option Term, then Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for such (***) Co-Terminous Option Term of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the (***) Co-Terminous Option Term ("Landlord's First Determination"). Within 30 days following the delivery of the Landlord’s First Determination to Tenant, Tenant shall either: (i) deliver its notice to Landlord that Tenant irrevocably withdraws its intent to extend the Term in accordance with the provisions of this Section (in which event (***) Co-Terminous Option shall thereupon automatically terminate without further force or effect), or (ii) deliver its irrevocable commitment to extend the Term (the “First Commitment Notice”), which First Commitment Notice shall be accompanied by Tenant’s determination, if different than Landlord’s First Determination, of the prevailing market rental rate for such renewal period of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Tenant’s First Determination”). Tenant’s failure to deliver either of the notices pursuant to Subsections (i) or (ii) above within said 30-day period shall be deemed to constitute Tenant’s election to irrevocably withdraw its intent to extend pursuant to Subsection (i) above. Within 10 days following delivery of the First Commitment Notice by Tenant pursuant to Subsection (ii) above, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree within that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than 5 years’ experience in the valuation of commercial industrial buildings in the vicinity of the Project.

Within 30 days following the selection of the appraiser and such appraiser's receipt of the Landlord's First Determination and the Tenant's First Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects the fair market rental rate for the (***) Co-Terminous Term with respect to the Premises, as reasonably extrapolated to the commencement of the (***) Co-Terminous Option Term. Accordingly, either the Landlord's First

Determination or the Tenant's First Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables (and for purposes of this Section, “rental comparables” shall mean research and development spaces only, which are generally comprised of approximately 75% office space and approximately 25% warehouse space) for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space owned by Landlord in the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for market tenant improvement allowances or brokerage commissions in making its determination of the fair market rental rate. In addition, for the avoidance of doubt, the appraiser’s determination of the fair market rental rate shall not take into account the value of improvements paid for solely by Tenant related to the lab attributes of Tenant’s build-out or to the clean room. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. Each party shall be responsible for the fees of its own appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within 10 business days after Tenant’s receipt of same. Should the fair market rental not be established by the commencement of the (***) Co-Terminous Option Term, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise the (***) Co-Terminous Option right granted herein within the time period expressly set forth for exercise by Tenant in the initial paragraph of this Section, Tenant's right to extend the Term pursuant to this Section shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord, unless Tenant has otherwise validly exercised the first right to extend the Lease contained in Section 2 of Exhibit G to the Lease. Tenant’s rights under this Section shall belong solely to Inari Medical, Inc., a Delaware corporation, and Permitted Transferee, and any attempted assignment or transfer of such rights (except in connection with a “Permitted Transfer” as defined in Section 9.1(e) of the Lease) shall be void and of no force and effect. Except for the foregoing and Tenant’s rights pursuant to Section 2 of Exhibit G to the Lease, Tenant shall have no other right to extend the Term beyond the extension periods created by this Section. For the avoidance of doubt, if Tenant provides a notice to Landlord indicating that Tenant desires to extend the Term and the (***) Lease has been executed and is in full force and effect at the time of such notice, then, absent a statement in such notice that Tenant is exercising its renewal right pursuant to Section 2 of Exhibit G to the Lease, the first such notice shall be deemed to have been given pursuant to this Section.

D.Expansion Space / First Right Space. Effective as of the Commencement Date for Suite 120, the Expansion Space in Section 3 of Exhibit G to the Lease, Expansion Option, and the First Right Space in Section 4 of Exhibit G to the Lease, Right of First Offer, shall be modified to mean approximately 28,179 rentable square feet of rentable area known as Suite 150, and Exhibit G-1 attached to the Lease shall be deleted in its entirety and substituted in lieu thereof shall be Exhibit G-1 attached hereto.

IV.GENERAL.

A.Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

OAK CANYON CREEK LLC
a Delaware limited liability company

By:_____________________________

Steven M. Case
Executive Vice President
Office Properties

By:_____________________________

Holly McManus
Vice President, Operations
Office Properties
TENANT: INARI MEDICAL, INC., a Delaware corporation By:____________________________ Drew Hykes CEO By:____________________________ Mitch Hill CFO